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Exhibit 10.8

January 11, 2006

Mr. Lee Kim
19172 Red Bluff Drive
Trabuco Canyon, CA 92679

Dear Lee:

        This letter will serve as the entire agreement between Netlist, Inc. (the "Company") and you, Lee Kim (the "Employee"), with respect to your employment with the Company.

        1.    Term

        The Employee will work full-time for the Company, beginning on January 14, 2006 (the "Beginning Date"). As an employee of the Company, the Employee will serve as its Chief Financial Officer and perform such services as are customary for an individual having such title and holding such position. The Employee agrees to comply with the Company's rules, regulations and practices adopted from time to time, so long as they are uniformly applied to all employees of the Company. The Employee further agrees that during his employment with the Company he shall not, directly or indirectly, engage or participate in any activities which are in conflict with the best interests of the Company.

        2.    Salary

        Initially, the Employee will be paid an annual salary (the "Salary") of $200,000. Salary for any portion of a month will be prorated based upon the number of normal workdays remaining in the month. The salary will be subject to increase by the Company from time to time. The salary will be processed through payroll and paid at the same time as other executive employees.

        3.    Incentive Bonus and Equity Participation

        The Employee will be entitled to receive incentive cash bonuses and/or warrants or options for the purchase of the Company's stock as specified on the attached Schedule A. During the course of the Employee's engagement hereunder, the Employee will remain a partner of Tatum CFO Partners, LLP ("Tatum") or its successor organization. As a partner of Tatum, the Employee will share with Tatum a portion of his economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum (to the extent specified in the Resources Agreement referenced below) a portion of any cash bonus and severance paid to the Employee by the Company. The Company acknowledges and consents to such arrangement.

        4.    Tatum Resources

        The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, which will benefit the Company in that the Employee will have access to certain Tatum resources pursuant to a certain Full-Time Permanent Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement").

        5.    Employee Benefits

        The Employee will be eligible for vacation and holidays consistent with the Company's policy as it applies to executive management and no waiting period will apply.

        The Company will reimburse the Employee for all out-of-pocket business expenses promptly after they are incurred.

        The Company will reimburse the Employee for the cost of continuing professional education consistent with the currently effective continuing education requirements of the American Institute of Certified Public Accountants.

        The Employee may elect to participate in the Company's employee retirement plan and/or 401(k) plan, and the Employee will be exempt from any delay periods required for eligibility.

        In lieu of the Employee participating in the Company-sponsored employee medical, dental and vision insurance benefit, the Employee will remain on his or her current Tatum medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for himself and his family of up to $750.00 per month. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

        If the Company has directors' and officers' liability insurance in effect, the Company will provide such insurance coverage for the Employee, along with written evidence to the Employee that the Employee is covered by such insurance.

        Furthermore, the Company will maintain such insurance coverage, if any, with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

        The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with Employee's employment with the Company. This indemnity will not apply to Employee's gross negligence or willful misconduct or to actions taken by the Employee in bad faith.

        6.    Non-competition, Non-recruitment and Non-solicitation by Employee.

        The Employee agrees that, during his employment with the Company, the Employee will not engage in any activity competitive with or adverse to the Company's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder, of any other corporation or business entity and shall not otherwise undertake planning for or the organization of any business activity competitive with the Company's business or combine or conspire with other employees or representatives of the Company for the purpose of organizing any such competitive business activity. This prohibition shall not include ownership of less than five percent (5%) of the outstanding stock by the Employee in a publicly traded corporation.

        During his employment with the Company and for a period of two (2) years following the termination of the Employment, the Employee shall not, directly or indirectly, induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged or employed by the Company (whether part-time or full-time and whether as an officer, employee, consultant, agent or advisor), to terminate his or her employment or other engagement with the Company. The Employee further agrees that, during his employment with the Company and for two (2) years after termination of such employment, the Employee will not in any manner seek to engage or employ any individual who is employed or engaged by the Company, as an officer, employee, consultant, agent or advisor for any person or entity other than the Company.

        The Employee agrees that during his employment with the Company and for two (2) years after termination of such employment, the Employee shall not, directly or indirectly, personally, or on behalf of or in conjunction with any person or entity, divert or take away any client or customer of the Company.

        7.    Trade Secrets of the Company.

        The Employee acknowledges and understands that during his employment with the Company, the Employee will have access to and will utilize and review information which constitutes valuable, important and confidential trade secrets, as that term is interpreted under the Uniform Trade Secrets Act (California Civil Code Section 3426 et seq.) and/or confidential and proprietary material and information of or relating to the business of the Company necessary for the successful conduct of the Company's business. This information includes, but is not limited to: (a) listings of and data regarding the clients (past and current) of the Company (collectively, the "Clients"); (b) information regarding potential customers and clients; (c) data relating to the identity of the Clients of the Company; (d) information regarding bidding, billing and pricing practices; (e) information regarding the nature and type of services rendered to the Clients; (f) other methodologies, computer programs, databases, processes, compilations of information, results of proposals, job notes, reports and records, and (g) information regarding the nature and type of software products sold to or under development with any Client (all of which information is sometimes referred to in this Agreement as the "Secrets"). The foregoing notwithstanding, the Secrets shall not include information or data which is (i) in the public domain, (ii) generally known in the information technology staffing services industry, (iii) already known to the Employee as of the date he began his employment with the Company, or (iv) rightfully disclosed to the Employee outside of the scope of his employment with the Company by a third party not under a duty of confidentiality to the Company. The Employee understands further that the Secrets have been and will be accumulated, by the Employee and other personnel at the Company at considerable expense to the Company (including but not limited to compensation paid to the Company personnel dealing with the Secrets and the Clients), and that the Company has and will continue to expend its resources in order to maintain actively and vigorously the confidentiality of the Secrets, as such information is extremely valuable to the Company, and well worth the expense of enforcement and preservation of such confidentiality. Accordingly, the Employee agrees as follows:

          (a)   All of the Secrets shall be safeguarded and treated as confidential by Employee.

          (b)   Any and all data, notes, letters, computer programs, email records, reports, telephone records and all other written documentation relating to the business of the Company (including but not limited to the Secrets) that may be collected, compiled, written, reviewed or conceived by the Employee, whether set forth in tangible media or intangible, from or by reason of services performed by the Employee for the Company shall become the sole and absolute property of the Company, and the Employee shall not assert or establish a claim for any statutory or common law right or any other possessory or proprietary right with respect to any of the above.

          (c)   The Employee shall hold the Secrets in strictest confidence and shall not (i) disclose any Secrets to any person, corporation, firm, or other entity, either during or after his employment with the Company, or (ii) use any Secrets in the Employee's subsequent business or employment, without the prior express written authorization of the Company; provided, however, that the Employee may disclose Secrets to the extent required to do so by a subpoena lawfully issued in a judicial proceeding or arbitration.

          (d)   The Employee shall not otherwise commit any act which shall compromise the confidentiality of any Secrets, including but not limited to making a copy of such property (whether electronic, paper or otherwise) without the prior express written authorization of the Company.

        8.    Confidential Information of Clients.

        All ideas, concepts, information and written material disclosed to the Employee by the Company, or acquired from any of the Clients, and all financial, accounting, statistical, personnel, and business data and plans of the Clients, are and shall remain the sole and exclusive property and proprietary information of the Company, or said Client, and are disclosed in confidence by the Company or permitted to be acquired from the Clients in reliance on the Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of the Company's business.

        9.    Return of Information.

        At the time of the termination of his employment with the Company, or upon request, the Employee agrees to deliver promptly to the Company all notes, books, electronic data (regardless of storage media), correspondence and other written or graphical records (including all copies thereof) in the Employee's possession or under the Employee's control relating to any business, work, the Clients or any other aspect of the Company, whether or not they contain any Secrets, including but not limited to each original and all copies of all or any part thereof.

        10.    Cooperation.

        The Employee agrees to cooperate in good faith with the Company in connection with any defense, prosecution, or investigation by the Company regarding any actual or potential litigation, administrative proceeding, or other such procedures, in which the Company may be involved as a party or non-party from time to time.

        11.    Termination; Severance Payments

        The Company and the Employee may terminate this Agreement at any time with 30 days written notice. In the event this Agreement is terminated other than by the Employee voluntarily or by the Company for Cause (as defined below), or by reason of the Employee's death or permanent disability, the Employee shall be entitled to the following: If the termination of this agreement is within one year of the Beginning Date, the Employee will be entitled to receive a severance payment ("Severance Payment") equal to one month's Salary. After one year of employment, the Employee will be entitled to receive a Severance Payment equal to four months' Salary. After two years of employment, the Employee will be entitled to receive a Severance Payment equal to six months' Salary. For each additional period of six (6) months' employment, the Employee will receive an additional one (1) month's Salary as a Severance Payment, provided that the total Severance Payment will be limited to a maximum of twelve (12) months' Salary. If this agreement is terminated by the Company without cause or the required notice, or by the Employee for cause, the Employee will be entitled to receive the Severance Payments noted in this paragraph, plus one additional month's compensation for early termination, and all cash bonuses, equity, and other compensation covered by this agreement will vest immediately and become payable at the date of termination.

        If the Employee is terminated without Cause as a result of, and within six (6) months of, a merger, sale or other change of control event of the Company, the Employee will be entitled to receive a Severance Payment equal to twelve (12) months' Salary, regardless of length of service. If immediately following a sale, merger or other change of control event the Employee's title is not Chief Financial Officer or the Employee's duties do not reflect those duties normally associated with the duties of a chief financial officer, the Employee can self-terminate after ninety (90) days following the change of control event and be entitled to receive a Severance Payment of twelve (12) months' Salary, regardless of length of service.

        For purposes of this Agreement, the term "Cause" means (1) the Employee's violation of this Agreement; (2) conviction of a felony, misappropriation of any material funds or property of the

Company, commission of fraud or embezzlement with respect to the Company, or any act or acts of dishonesty relating to the Employee's employment by the Company resulting or intended to result in direct or indirect personal gain or enrichment at the expense of the Company; (3) failing to perform his obligations or carry out his duties to the Company competently due to use of alcohol or drugs that renders the Employee unable to perform the essential functions of his job; (4) committing any act or omission of a nature involving malfeasance or negligence in the performance of the Employee's duties to the Company that is likely to cause a material adverse effect on the business of the Company; or (5) materially deviating from the written policies or directives of the Company, as communicated by its Chief Executive Officer or Board of Directors, in such manner as would reasonably be expected to constitute grounds for termination of an employee in a position similar to the Employee; provided that, with respect to (4) or (5) above, the Company shall have first provided the Employee written notice stating with specificity the acts, duties or directives the Employee has failed to observe or perform, and the Employee shall not have, in the reasonable opinion of the Company, corrected the acts or omissions complained of within thirty (30) days following delivery of such notice.

        This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

        12.    Miscellaneous

        This agreement contains the entire agreement between the parties, superseding any prior oral or written statements or agreements.

        Neither the Employee nor the Company will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the successors of the parties.

        The provisions of this agreement concerning the payment of salary and bonuses, directors' and officers' insurance and confidentiality will survive any termination or expiration of this agreement.

        The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

        This agreement will be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to conflicts-of-laws principles.

        Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

        Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

NETLIST, INC.

By:

/s/ Chun K. Hong

Signature

Name: Chun K. Hong

Title: President

Acknowledged and agreed by:

EMPLOYEE

(Signature)

Lee Kim (Print name)

Date:

Netlist, Inc.
475 Goddard
Irvine, CA 92618
T. 949.435.0025
F. 949.435.0031

SCHEDULE A

Incentive Cash Bonus, Stock, or Warrants/Options

1.    Incentive Cash Bonus

        The Employee shall be entitled to an annual performance based incentive cash bonus equal to 50% of Salary. Performance goals will be agreed upon with the Company's Chief Executive Officer no later than 45 days after the Beginning Date.

2.    Stock, Warrants, Stock Options or Other Equity-Based Incentive Compensation

        The Employee shall be granted as of the Beginning Date options to purchase 150,000 shares of common stock of the Company. Such options will vest over a 4-year period as follows: a) 25% upon the one-year anniversary of Beginning Date; and b) monthly thereafter at the rate of 2.083% per month. All unvested shares shall immediately vest upon a change of control as defined by the Company's approved option plan.

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SCHEDULE A Incentive Cash Bonus, Stock, or Warrants/Options